UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 21, 2023

APTINYX INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38535	47-4626057
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Davis Street, Suite 600

Evanston, IL 60201

(Address of principal executive offices, including zip code)

(847) 871-0377

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	APTX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.	Termination of Material Definitive Agreement.

On April 21, 2023 Aptinyx, Inc. (the “Company”) completed voluntary prepayment of all outstanding principal, accrued and unpaid interest, fees, costs and expenses, equal to $27.4 million in the aggregate (the “Payoff Amount”), under the Loan and Security Agreement (the “Loan Agreement”), dated as of September 15, 2021 by and among the Company, the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, the “Lenders”), and K2 HealthVentures LLC, in its capacity as administrative agent and collateral agent for itself and the Lenders. The Payoff Amount includes a prepayment charge of $0.8 million equal to 3.0% of the outstanding principal, and an exit fee of $1.6 million. Upon receipt by the Lender of the Payoff Amount on April 21, 2023, all obligations, covenants, debts and liabilities of the Company under the Loan Agreement were satisfied and discharged in full, and the Loan Agreement and all other documents entered into in connection with the Loan Agreement were terminated.

The Loan Agreement provided for a term loan with aggregate maximum borrowings of up to $50.0 million (the “Term Loan”). Under the Loan Agreement, the Company borrowed $25.0 million. The Term Loan bore interest at a variable annual rate equal to the greater of (i)(a) 4.70% plus (b) the Prime Rate (as reported in the Wall Street Journal) and (ii) 7.95%. Interest-only payments on the borrowings under the Loan Agreement were due through September 1, 2023. After the interest-only payment period, borrowings under the Loan Agreement were due in equal monthly payments of principal and accrued interest until September 1, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aptinyx Inc.

Date: April 25, 2023	By:	/s/ Ashish Khanna
Ashish Khanna Chief Financial Officer and Chief Business Officer